Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS SECOND QUARTER RESULTS

Troy, Michigan – December 5, 2006, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its second quarter of fiscal year 2007, which ended October 28, 2006.

Revenues for the second quarter of this year were $330.5 million, compared to $302.2 million for the second quarter of last year. Net loss for the second quarter was $14.2 million or $.70 per diluted share, compared to net income of $9.8 million or $.46 per diluted share for the same quarter of last year.

On a pro-forma basis, the net loss for the second quarter of this fiscal year was $1.4 million or $.07 per diluted share, compared to pro-forma net income of $4.2 million or $.20 per diluted share for the same quarter of last year. Pro-forma net loss for the second quarter of this year excludes the impact on income tax expense resulting from a revision in projected full year operating results, start up costs related to new business initiatives in the United Kingdom, and consulting and implementation expenses related to the Company’s cost saving initiatives. For the second quarter of last fiscal year, pro-forma net income excludes a gain resulting from the sale of an investment, and tax benefits, including benefits realized due to the utilization of capital losses.

The following table reconciles GAAP net (loss) income to pro-forma amounts. The Company believes the pro-forma amounts provide a meaningful comparison of operating performance between the second quarters of fiscal 2007 and 2006.

	Three Months Ended *		Six Months Ended *
	Oct. 28, 2006	Oct. 29, 2005	Oct. 28, 2006	Oct. 29, 2005
Net (loss) income	$(14,237)	$9,774	$(20,180)	$6,126
Gain on sale of investment in PRN	—	(2,440)	—	(2,440)
Tax benefit due to utilization of capital losses and other benefits	—	(3,146)	—	(3,146)
Impact on income tax resulting from a revision in projected full year operating results	8,840	—	—	—
Start up expenses related to new business initiatives in the United Kingdom	1,707	—	2,008	—
Consulting and implementation expenses related to the Company’s cost savings initiatives	2,310	—	4,290	—

Pro-forma net (loss) income	$(1,380)	$4,188	$(13,882)	$540

Net (loss) income per diluted share	$(.07)	$.20	$(.69)	$.03

*	Amounts in thousands, except per share data. Amounts are after tax

Stephen Strome, the Company’s Chairman and CEO stated, “While very disappointed with the overall results for the first six months of this year, the Company has several initiatives underway to improve results by leveraging our core competencies into additional product categories and with additional customers. In October we added greeting cards to our product categories in the United Kingdom, and beginning April 2007 will provide music, video and video games to Tesco PLC, the UK’s largest supermarket and general merchandise retailer. We also continue to identify synergies with our recently acquired businesses, Crave Entertainment Group, a distributor of console video game hardware, software and accessories, and REPS, a provider of in-store merchandising. Each of these initiatives leverages our strengths and provides diversification from our current core music business.”

Mr. Strome added, “the Company also continues to focus on realigning its cost structure to reduce selling, general and administrative (SG&A) expenses. Programs already implemented include: freezing the Company’s defined pension benefit plan, adjusting employee health care benefits, and undertaking several initiatives to improve service level efficiencies. The initiatives already implemented will save the Company in excess of $10 million annually. Additional cost savings programs identified are expected to provide an additional annual savings of $10—$15 million when completed. This amount is prior to any one-time implementation costs. We believe the Company will achieve at least $20 million in annualized savings as we begin fiscal 2008.”

During the second quarter of this year Crave Entertainment Group (Crave), which was acquired during the Company’s third fiscal quarter of last year, added $45.2 million to revenues. Conversely, music revenues during the second quarter of this year of $254.1 million were down $23.5 million, or 8.5%, from the second quarter of last year. Other revenues, which primarily consist of REPS in-store service revenues, and category management and distribution in the United Kingdom (UK) of greeting cards and DVDs, were $31.3 million for the second quarter of this year, up $6.6 million from the same period of last year.

The Company’s gross profit margin, as a percentage of revenues, was 15.7% for the second quarter of this year, compared to 17.9% for the second quarter of last year. The decline in the gross profit margin percentage was mostly the result of the addition of Crave, whose products earned a lower gross profit margin than the Company’s consolidated gross profit margin, together with a slightly lower music gross profit margin.

SG&A expenses for the second quarter of this year were $58.9 million or 17.8% of revenues, compared to $47.4 million or 15.7% of revenues last year. The dollar increase this year was due to SG&A expenses at Crave ($4.8 million), the amortization of identified intangible assets established at the time of the Crave acquisition ($1.7 million), and startup expenses related to the Company’s new business initiatives in the UK ($3.1 million). In addition, during the second quarter of this year the Company incurred consulting costs and implementation expenses related to its cost savings initiatives of $3.5 million.

Interest expense for the second quarter of this year was $1.5 million, compared to $.2 million in the second quarter of last year. The higher expense this year was primarily related to interest on borrowings to fund the acquisition of Crave. Investment income in the second quarter of this year was $.5 million compared to last year’s $4.0 million, which included the $3.8 million gain on the sale of the PRN investment.

During the second quarter of this year, the Company incurred an income tax expense of $6.1 million, despite a pre-tax loss, due to the impact on income tax results from a revision in projected full year operating results. In last year’s second quarter, the Company recorded tax expense of $.2 million on pre-tax income from continuing operations of $10.3 million. The lower tax rate last year was due to the utilization of losses recorded in prior years for which a tax benefit was previously not recognized, together with other tax benefits.

Call Notice

Handleman Company will host a conference call to discuss the second quarter of fiscal year 2007 financial and operating results on Wednesday, December 6, 2006 at 11:00 a.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, December 8, 2006 at midnight by calling 800-642-1687 (PIN Number 2831588).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music and console video game hardware, software and accessories to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with achieving the business integration objectives expected with the Crave Entertainment Group acquisition, changes in the music and video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers, including Tesco, PLC, and suppliers, effects of electronic commerce inclusive of digital music distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to sustain existing businesses while investing in and developing new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company:

Thomas Braum,	Greg Mize,
Executive Vice President and CFO	Vice President, Investor Relations
(248) 362-4400, Ext. 718	(248) 362-4400, Ext. 211

-    Tables Follow    -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	Oct. 28, 2006	Oct. 29, 2005	Oct. 28, 2006	Oct. 29, 2005
Revenues	$330,509	$302,246	$570,915	$542,648
Costs and expenses:
Direct product costs	(278,750)	(248,281)	(483,564)	(448,003)
Selling, general and administrative expenses	(58,907)	(47,424)	(115,123)	(94,853)

Operating (loss) income	(7,148)	6,541	(27,772)	(208)

Interest expense	(1,495)	(220)	(3,276)	(248)
Investment income	470	4,005	476	5,070

(Loss) income from continuing operations before income taxes	(8,173)	10,326	(30,572)	4,614

Income tax (expense) benefit	(6,064)	(190)	10,392	1,874

(Loss) income from continuing operations	(14,237)	10,136	(20,180)	6,488

Loss from discontinued operations, net of taxes	—	(362)	—	(362)

Net (loss) income	$(14,237)	$9,774	$(20,180)	$6,126

Basic net (loss) income per share:
- From continuing operations	$(.70)	$.48	$(1.00)	$.31
- From discontinued operations	—	(.02)	—	(.02)

Total basic net (loss) income per share	$(.70)	$.46	$(1.00)	$.29

Diluted net (loss) income per share
- From continuing operations	$(.70)	$.48	$(1.00)	$.31
- From discontinued operations	—	(.02)	—	(.02)

Total diluted net (loss) income per share	$(.70)	$.46	$(1.00)	$.29

Weighted average number of shares outstanding - basic	20,268	21,027	20,197	21,240

- diluted	20,268	21,142	20,197	21,405

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	October 28, 2006	October 29, 2005
Assets
Cash and cash equivalents	$16,875	$27,096
Accounts receivable	291,066	279,829
Merchandise inventories	211,395	212,669
Other current assets	17,390	12,232

Total current assets	536,726	531,826
Property and equipment, net of depreciation and amortization	56,885	58,771
Other assets, net	110,527	39,478

Total assets	$704,138	$630,075

Liabilities
Debt, current	$96,560	$—
Notes payable	—	1,250
Accounts payable	289,074	270,227
Other current liabilities	23,943	22,873

Total current liabilities	409,577	294,350

Debt, non-current	—	34,900
Other liabilities	15,901	14,553

Shareholders’ equity	278,660	286,272

Total liabilities and shareholders’ equity	$704,138	$630,075

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	Oct. 28, 2006	Oct. 29, 2005	Oct. 28, 2006	Oct. 29, 2005
(Loss) income from continuing operations	$(14,237)	$10,136	$(20,180)	$6,488
Investment income	(470)	(4,005)	(476)	(5,070)
Interest expense	1,495	220	3,276	248
Income tax expense (benefit)	6,064	190	(10,392)	(1,874)
Depreciation/amortization expense	6,313	4,494	12,707	8,869
Recoupment of license advances	2,397	—	3,021	—

Adjusted EBITDA*	$1,562	$11,035	$(12,044)	$8,661

Additions to property and equipment	$6,645	$4,678	$10,925	$7,592

*	Adjusted EBITDA is computed as (loss) income from continuing operations, less investment income and income tax benefit, plus interest expense, income tax expense, depreciation and amortization expense and recoupment of license advances.